Exhibit 99.1

JCPENNEY ANNOUNCES PLANS TO ACCELERATE COMPANY TRANSFORMATION AT 2010 ANALYST/INVESTOR MEETING

New Merchandising Initiatives Designed to Realize Vision
to be America’s Favorite Shopping Destination

 Reflecting Renewed Focus On Top-Line Growth,
Company Unveils New Financial Targets through 2014

PLANO, Texas, April 20, 2010 – At its 2010 analyst/investor meeting in New York City, J.C. Penney Company, Inc. (NYSE:JCP) today set out its plans to accelerate its transformation and to be the first choice of American families for great styles at compelling prices.

The Company also announced new five-year operational and financial targets, which reflect a focus on driving profitable, top-line growth and expanding market share.

Myron E. (Mike) Ullman, III, chairman and chief executive officer, said, “It’s a new day at JCPenney thanks to the steps we have taken to be a style destination, to develop sophisticated technology and tools to manage our business, and to be in an exceptionally strong financial position. We are now focused on taking our transformation to the next level by introducing new initiatives in support of our vision to be America’s favorite shopping destination for great styles at compelling prices. As we do this, we intend to drive profitable sales growth, enhance our financial performance and achieve industry leadership.”

To demonstrate how JCPenney is bringing its vision to life, at the analyst/investor meeting, JCPenney’s merchandising, marketing and information technology executives discussed new key initiatives in each of their business areas that build on the Company’s style and technology leadership.

Long Range Plan and Financial Expectations for 2010-2014:

The Company has now embarked on its next phase of the Long Range Plan it initiated in 2005.  Its updated Long Range Plan goals are:

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being our Customers’ favorite destination for stylish apparel, accessories and home fashion, inspiring existing customers to shop more with us and accelerating growth among a younger (25-44 year old) customer base;

•	consistently delighting our customers with our Merchandise and services that create a sense of discovery and excitement at each shopping visit;
•	being the preferred choice for a retail career for our Associates by continuing to build a company culture that fosters innovation and teamwork;
•	industry growth leadership for our Shareholders, investing resources that support sales growth and enhance shareholder value.

Based on its expectations stemming from the execution of these strategies, the Company also provided financial performance targets for the five-year period, ending in 2014.

•	By the end of fiscal 2014, the Company expects total sales to increase over $5 billion to reach approximately $23 billion. This is expected to be driven primarily by comparable store sales growth.

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Gross margin is expected to increase to approximately 40 percent of sales, but total operating expenses should decline as a percent of sales, and operating income is expected to steadily increase over the period and be approximately 9 to 10 percent by 2014. This is in the range of the Company’s historical peak of 9.7 percent achieved in 2006.

•
After 2010, EPS growth, adjusted for the pension expense impact, is expected to achieve a 25 percent compounded annual growth rate over the following four year period to bring expected EPS for 2014 to over $5.00 per share.

•	The Company’s cash flow is expected to increase from approximately $200 million in 2010 to $500 million in 2014.

•
Capital expenditure levels are expected to increase over the period to include new store growth as the commercial real estate market and consumer economy recover.  In the early years of the Plan, capital expenditures will be focused on ongoing existing store renovation and the continued rollout of the highly successful Sephora inside JCPenney concept.

•	Returns on capital and financial leverage metrics are expected to be in alignment with retail industry leaders at the end of the five-year period.

About JCPenney

JCPenney is one of America's leading retailers, operating 1,110 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $17.6 billion in 2009 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's approximately 150,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, changes in tariff, freight, paper and postal rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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For further information, contact:

Investor Relations
Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com
Teneka Ray; (972) 431-5026; tray4@jcpenney.com

Media Relations
Darcie Brossart or Kristin Hays; (972) 431-3400
jcpcorpcomm@jcpenney.com

Corporate Website
www.jcpenney.net